Exhibit 99.1

News from Arch Coal, Inc.
FOR FURTHER INFORMATION:
Deck S. Slone
Vice President, Investor Relations and Public Affairs
314/994-2717
FOR IMMEDIATE RELEASE
Arch Coal, Inc. Reports Second Quarter 2008 Results
Earnings per share increase 200% from prior-year quarter;
Company earns record EBITDA of $240.9 million;
Raises full year 2008 guidance range
Earnings Highlights

	Quarter Ended		Six Months Ended
In $ millions, except per share data	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Revenues	$785.1	$598.7	$1,484.5	$1,170.1
Income from Operations	169.0	53.9	285.4	104.7
Net Income	113.0	37.6	194.1	66.3
Fully Diluted EPS	0.78	0.26	1.34	0.46

Adjusted EBITDA[1]	$240.9	$111.8	$430.4	$220.3

1/-	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” in this release.
          ST. LOUIS (July 25, 2008) — Arch Coal, Inc. (NYSE:ACI) today reported net income of $113.0 million, or $0.78 per fully diluted share, in the second quarter of 2008 compared with net income of $37.6 million, or $0.26 per fully diluted share, in the second quarter of 2007. Income from operations more than tripled to $169.0 million in the quarter just ended, and adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) more than doubled to a record $240.9 million. The company also recorded $785.1 million in consolidated revenues during the second quarter of 2008, an increase of more than 30 percent from the year-ago quarter.
          “Arch delivered another strong earnings performance in the second quarter, achieving a three-fold increase in net income and earnings per share,” said Steven F. Leer, Arch’s chairman and chief executive officer. “We also beat the company’s previously established EBITDA record that was set in the first quarter of 2008. Our solid financial results were driven by expanded operating margins in our Central Appalachian and Western Bituminous regions, coupled with a significant contribution from our trading and asset optimization function. Our diverse asset base helped the company overcome the impact of weather-related challenges at our Powder River Basin operations during the quarter just ended.”
          In the first half of 2008, Arch’s net income nearly tripled to $194.1 million compared with the first half of 2007. Over the same time period, the company earned a record $430.4 million in EBITDA, representing a 95 percent increase compared with the prior-year period.
          “We are pleased with our performance so far in 2008,” continued Leer. “Looking ahead, we expect continued solid execution from our Central Appalachian and Western Bituminous segments coupled with improving fundamentals in our Powder River Basin operations.”
Arch Delivers a Strong Operational Performance Despite Challenges
          “Arch’s second quarter 2008 operating results underscore the value of diversity in the company’s asset base,” said John W. Eaves, Arch’s president and chief operating officer. “Our mining complexes delivered strong performances in the quarter, driven by our operations in Central Appalachia — particularly Mountain Laurel — as well as an expanded contribution from our operations in the Western Bituminous region. Additionally, our Powder River Basin operations achieved a solid performance in the second quarter while persevering through adverse weather conditions and rail challenges.”
          “We were successful in achieving higher price realizations across all of our operating regions in the second quarter, particularly in our Central Appalachian and Western Bituminous regions, where pricing reached record levels,” added Eaves. “At the same time, we remain diligently focused on cost control across the organization in an effort to enhance margins. Managing controllable costs remains a key priority for Arch, and we expect to build upon these efforts during the year’s second half.”

	Arch Coal, Inc.
	2Q08	1Q08	2Q07
Tons sold (in millions)	34.4	34.3	33.3
Average sales price per ton	$21.04	$18.49	$16.42

Cash cost per ton	$14.75	$13.05	$12.95
Cash margin per ton	$6.29	$5.44	$3.47

Total operating cost per ton	$16.83	$15.17	$14.67
Operating margin per ton	$4.21	$3.32	$1.75

Consolidated results may not tie to regional breakout due to rounding.
Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions. These transactions are not reflected in this table. A supplemental regional schedule for all quarters beginning with FY06 can be found at http://investor.archcoal.com.
          Consolidated average sales price per ton increased nearly 14 percent in the second quarter of 2008 when compared with the first quarter, driven by higher average price realizations across all operating regions and a favorable regional sales mix. Consolidated per-ton operating costs increased 11 percent over the same time period, reflecting increased volumes from higher-cost regions as well as higher sales-sensitive and commodity-related costs. Arch’s second quarter 2008 consolidated per-ton operating margin expanded by nearly 27 percent compared with the prior-quarter period.

	Powder River Basin
	2Q08	1Q08	2Q07
Tons sold (in millions)	24.8	25.8	24.9
Average sales price per ton	$11.38	$11.15	$10.51

Cash cost per ton	$9.29	$8.79	$8.24
Cash margin per ton	$2.09	$2.36	$2.27

Total operating cost per ton	$10.44	$9.93	$9.41
Operating margin per ton	$0.94	$1.22	$1.10

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
          In the Powder River Basin, second quarter 2008 sales volume declined 1.0 million tons when compared with the first quarter, due to heavy rainfall in Wyoming in May which affected production and Midwest flooding in June which affected rail service. Average sales price per ton increased $0.23 when compared with the first quarter of 2008, reflecting higher pricing on market index-priced tons, while per-ton operating costs increased $0.51 over the same time period. Higher per-ton operating costs were driven by reduced volumes as well as higher commodity-related and sales-sensitive costs. Arch’s Powder River Basin operations contributed $0.94 per ton in operating margin during the second quarter of 2008 compared with $1.22 per ton in the prior-quarter period.

	Western Bituminous Region
	2Q08	1Q08	2Q07
Tons sold (in millions)	5.7	5.1	5.0
Average sales price per ton	$29.91	$26.76	$24.13

Cash cost per ton	$18.90	$15.92	$17.28
Cash margin per ton	$11.01	$10.84	$6.85

Total operating cost per ton	$22.37	$20.17	$20.35
Operating margin per ton	$7.54	$6.59	$3.78

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
          In the Western Bituminous region, second quarter 2008 sales volume rose by 0.6 million tons compared with the first quarter, driven by increased shipments from Arch’s West Elk mine in Colorado. Average sales price per ton increased $3.15 when compared with the first quarter of 2008, benefiting from a favorable mix of customer shipments and additional open market sales in the quarter just ended. Per-ton operating costs increased $2.20 over the same time period, reflecting higher sales-sensitive costs, increased volumes from higher-cost mines as well as the impact of an additional longwall move in the region. Arch’s Western Bituminous operations earned $7.54 per ton in operating margin during the second quarter of 2008, representing more than a 14 percent increase from the prior-quarter period.

	Central Appalachia
	2Q08	1Q08	2Q07
Tons sold (in millions)	3.9	3.5	3.4
Average sales price per ton	$69.54	$60.73	$48.36

Cash cost per ton	$43.43	$40.45	$41.04
Cash margin per ton	$26.11	$20.28	$7.32

Total operating cost per ton	$49.38	$46.71	$44.85
Operating margin per ton	$20.16	$14.02	$3.51

Above figures exclude transportation costs billed to customers.
Operating cost per ton includes depreciation, depletion and amortization per ton.
Arch acts as an intermediary on certain pass-through transactions that have no effect on company results. In addition, Arch services some legacy sales contracts by purchasing and supplying third-party coal and records offsetting revenue and expenses against a reserve established to account for these transactions. These transactions are not reflected in this table.
          In Central Appalachia, second quarter 2008 sales volume increased more than 11 percent compared with the first quarter, primarily driven by higher production rates at several of Arch’s operations in the region. Average sales price per ton increased $8.81 in the second quarter of 2008 when compared with the first quarter, benefiting from higher pricing on metallurgical and steam coal sales as well as increased metallurgical coal shipments. Per-ton operating costs increased $2.67 over the same time period, half of which is attributable to higher sales-sensitive costs. Arch’s Central Appalachian operations earned $20.16 per ton in operating margin in the second quarter of 2008, representing a nearly 44 percent increase from the prior-quarter period.
Continuously Improving Safety and Environmental Performance
          For the first half of 2008, Arch’s operations made significant advancements in the pursuit of safety and environmental excellence, including achieving more than a 20 percent improvement in the company’s lost-time safety incident rate compared with Arch’s five-year average, and setting a new company record for environmental performance. In fact, the company’s year-to-date 2008 safety and environmental performances are again outpacing coal industry peers.
          During the second quarter of 2008, Arch’s mining operations also were recognized with seven state awards for outstanding safety practices and commitment to environmental stewardship. In particular, the Rocky Mountain Coal Mining Institute again named Skyline as the safest underground coal mine in the western United States based on its three-year incident rate. Furthermore, the Utah Division of Oil, Gas and Mining recognized the Skyline and Sufco mines with 2008 Earth Day Awards for environmental stewardship efforts.
          “Each year, mine employees set the bar higher, implementing new local safety initiatives and good neighbor practices,” said Leer. “We remain sharply focused in our efforts not only to lead the coal mining industry, but also to make continuous improvements in the three core values of our success — safety, environmental and financial performance.”

Arch Signs Selective Sales Agreements in Attractive Coal Markets
          Global and domestic coal price trends accelerated during the second quarter of 2008, as price appreciation in coal indices outpaced the large gains achieved in the first quarter. New records were set in June as seaborne steam coal for delivery into northern Europe crossed the $200-per-metric-tonne mark and Central Appalachian steam coal prices surpassed the $100-per-short-ton mark. More recently, benchmark coal index price levels have retreated from record highs, but still remain at elevated levels.
          “Despite near-term volatility in financial coal markets, physical coal markets remain strong, underpinned by favorable supply and demand fundamentals,” said Leer.
          Coal index pricing levels have risen meaningfully across all of Arch’s key operating basins in 2008. Since the beginning of the year, steam coal prices for 2009 delivery have more than doubled in Central Appalachia and the Western Bituminous region, while increasing nearly 50 percent in the Powder River Basin.
          “Given tight supply conditions and strong demand for coal globally, we have reached price levels that are unprecedented,” said Eaves. “At the same time, we continue to believe these strong pricing levels are sustainable over the next several years. Against this backdrop, we have chosen to selectively sign sales commitments that will provide a solid foundation for delivering superior returns on our asset portfolio in future years, while continuing to maintain significant exposure to coal markets.”
          In Central Appalachia, Arch committed volumes to international and domestic metallurgical coal customers for 2008 and 2009 delivery, at average netback mine prices approaching $200 per short ton. A substantial portion of the company’s 2009 metallurgical coal volume — and virtually all of its metallurgical coal volume in 2010 — remains unpriced. Arch also signed selective steam coal sales agreements for 2009 and 2010 delivery, at average pricing in the triple digits.
          In the Western Bituminous region, Arch layered in sales commitments during the second quarter of 2008 that in aggregate achieved more than a 60 percent premium to the company’s average realized price in the region for the quarter just ended. These commitments are scheduled for delivery over the next three years. Forward pricing in the region has continued to strengthen as the year has progressed, which suggests that Western Bituminous supply is not keeping pace with current demand. Consequently, Arch believes its remaining unpriced sales position in the region is even more valuable in the marketplace.
          In the Powder River Basin, Arch selectively committed and priced volumes for 2009 and 2010 delivery, at average prices that are approximately 55 percent above the company’s average realized price in the region for the second quarter of 2008. More recently, Arch has committed additional volume under multi-year commitments, at a 100 percent premium to the company’s second quarter 2008 average realized price in the region. Looking ahead, Arch has strategically chosen to maintain significant leverage to the Powder River Basin market, as the company expects global and domestic supply and demand pressures to further improve pricing in the region.
          Given recently signed sales commitments as well as reduced volume expectations for the full year, Arch now has unpriced coal volumes of between 4 million and 8 million tons in 2008, one third of which is already committed but not yet priced. Arch also has unpriced volumes of between 65 million and 75 million tons for 2009 delivery, and between 85 million and 95 million tons for 2010 delivery.

          “Looking ahead, we will continue to layer in new sales contracts when we obtain attractive returns on our asset base,” said Eaves. “However, we will remain patient and selective. We strongly believe that our market-driven approach will provide the best long-term return for our shareholders.”
Arch Sees Continued Strength in Coal Markets in Both Near and Long Term
          Coal market trends have been favorable in 2008, setting the stage for a long-term up-cycle in coal. According to the Edison Electric Institute, U.S. power demand for electric generation has increased 0.6 percent year-to-date through the third week of July. Based on internal analysis, Arch believes that domestic coal consumption for electric generation has grown approximately 1.0 percent, exceeding that of overall electric power demand in the first half of 2008.
          Also, U.S. coal supply growth has been constrained in 2008 despite prevailing robust market conditions across many U.S. coal basins. According to government estimates through the third week of July, domestic coal production has increased 0.9 percent year-to-date. In particular, Central Appalachian coal production has declined slightly, while Powder River Basin production growth has slowed to 1.5 percent through the third week of July.
          Furthermore, continued strength in the international coal marketplace is contributing to strong domestic coal market conditions. Based on U.S. Department of Commerce data, coal exports reached 32.0 million tons through May — a 56 percent increase from the prior year five-month period. At the same time, coal imports into the United States totaled 13.3 million tons through the first five months of the year, nearly 6 percent below the prior year-to-date import levels. As a result, Arch now estimates a 4-million-ton decline in U.S. coal imports for 2008, while raising its forecast for U.S. coal exports to 83 million tons, which represents a 24-million-ton increase over last year’s improved levels.
          Arch estimates that U.S. generators held 51 days of supply in coal stockpiles at the end of June 2008, and continues to expect total stockpile levels to decline as the year progresses. In particular, stockpile levels in the eastern United States are believed to be significantly below year-ago levels, while western U.S. stockpiles likely remain at target levels. Looking ahead, Arch expects western stockpiles to decline during the second half of the year.
          Over the next five years, new coal-fueled plant build-outs around the world will expand the demand for coal globally. In the United States, approximately 17.5 gigawatts of new coal-fueled electric generating capacity are now under construction or have recently started operation, representing an increase of 1 gigawatt since the first quarter. These plants will be phased in during the next four years, and are expected to generate more than 62 million tons of incremental annual coal demand. Roughly 75 percent of the new coal demand will be needed by 2010, and more than half is likely to be supplied by Powder River Basin coal according to company estimates. Another 7.3 gigawatts are estimated to be in advanced stages of development, representing more than 20 million additional tons of incremental annual coal demand, to be phased in by 2013. Arch expects the majority of these plants to be built, and believes that more proposed plants could move into the advanced development stage during the next 12 months.

          On a global scale, Arch estimates that a substantial amount of new coal-fueled capacity is being planned throughout the world, particularly in Asia. Analyst estimates suggest that an additional 1.1 billion tons of coal will be needed by 2012, essentially requiring the replication of the U.S. coal industry during the next five years. Moreover, demand for coal used in steel-making is projected to grow substantially in future years, with growth in seaborne metallurgical coal demand likely to outpace any growth in seaborne supply.
          “Positive trends in domestic coal markets, coupled with sustained growth in world coal markets, are supportive of current pricing levels,” said Leer. “We also expect the current market tightness to continue to positively influence Powder River Basin fundamentals as the year progresses.”
          Over the long term, the strengthening outlook for the advancement of Btu-conversion technologies, such as coal-to-gas and coal-to-liquids, remains a favorable development for the coal industry. With crude oil and natural gas trading at elevated levels, public interest in developing affordable and domestic forms of energy has reached a tipping point. Growing public concern over skyrocketing energy costs is focusing attention on alternative fuel sources, including coal-to-liquids.
          “We believe the advancement of coal-conversion technologies is a critical component of America’s long-term energy plan,” said Leer. “The abundance and longevity of U.S. coal reserves - along with continued elevated crude oil pricing and the geopolitical risk associated with the location of major world oil and natural gas reserves — favor domestic coal use.”
          “Arch’s equity interest in DKRW Advanced Fuels, a coal-to-liquids developer, may prove to be timely,” continued Leer. “The proposed DKRW facility in southern Wyoming would convert coal from Arch’s Carbon Basin reserves to gasoline and capture the carbon dioxide from the plant for use in enhanced oil recovery. We believe this project — along with other announced projects within the industry — can help America meet its goal of a secure and clean energy future.”
Arch Raises 2008 Guidance Range
          Based on the company’s current expectations regarding the future direction of coal markets, Arch is raising its 2008 guidance range as follows:
•	Earnings per fully diluted share are expected to be in the $2.50 to $2.85 range.

•	Adjusted EBITDA is expected to be in the $767 million to $853 million range.

•	Sales volume from company controlled operations is now expected to be in the 133 million to 137 million ton range, excluding purchased coal from third parties.

•	Capital spending is projected to remain in the $310 million to $340 million range, excluding reserve additions.

•	Depreciation, depletion and amortization expense is expected to remain in the $285 million to $295 million range.

•	Arch’s full year 2008 effective income tax rate is projected to be between 11 percent and 15 percent.
          “We are on track to deliver our best earnings performance in company history during 2008,” said Leer. “Our raised guidance range signals our confidence in coal market fundamentals and in the company’s future growth prospects. At the same time, our reduced volume guidance — which is in part due to weather challenges experienced at our Powder River Basin operations during the second quarter — also reflects our commitment to manage the business for the long-term benefit of shareholders.”
          “We are in a position today to capitalize on positive secular global trends given our low-cost operational profile and significant unpriced sales position,” continued Leer. “Additionally, we believe Arch’s diversified and strategic national reserve base, talented and experienced workforce and strong balance sheet have strengthened the company’s ability to earn substantial returns and to generate significant free cash flow in future years.”
          A conference call regarding Arch Coal’s second quarter 2008 financial results will be webcast live today at 11 a.m. E.D.T. The conference call can be accessed via the “investor” section of the Arch Coal Web site (www.archcoal.com <http://www.archcoal.com>).
          St. Louis-based Arch Coal is one of the largest U.S. coal producers, with revenues of $2.4 billion in 2007. Through its national network of mines, Arch supplies cleaner-burning, low-sulfur coal to fuel roughly 6 percent of the nation’s electricity. The company also ships coal to domestic and international steel manufacturers as well as international power producers.
          Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.
# # #

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Revenues
Coal sales	$785,117	$598,745	$1,484,467	$1,170,094

Costs, expenses and other
Cost of coal sales	568,483	482,424	1,082,887	931,754
Depreciation, depletion and amortization	71,953	57,990	144,995	115,610
Selling, general and administrative expenses	33,022	22,030	58,702	41,017
Change in fair value of coal derivatives and coal trading activities, net	(53,160)	287	(83,718)	(776)
Other operating income, net	(4,131)	(17,836)	(3,799)	(22,224)

	616,167	544,895	1,199,067	1,065,381

Income from operations	168,950	53,850	285,400	104,713

Interest expense, net:
Interest expense	(18,721)	(18,733)	(39,209)	(35,991)
Interest income	468	453	893	1,124

	(18,253)	(18,280)	(38,316)	(34,867)

Non-operating expense	—	(418)	—	(1,320)

Income before income taxes	150,697	35,152	247,084	68,526
Provision for (benefit from) income taxes	37,700	(2,400)	52,940	2,250

Net income	$112,997	$37,552	$194,144	$66,276

Earnings per common share
Basic earnings per common share	$0.78	$0.26	$1.35	$0.47

Diluted earnings per common share	$0.78	$0.26	$1.34	$0.46

Weighted average shares outstanding
Basic	144,120	142,369	143,809	142,273

Diluted	145,049	143,819	144,823	143,803

Dividends declared per common share	$0.09	$0.07	$0.16	$0.13

Adjusted EBITDA (A)	$240,903	$111,840	$430,395	$220,323

(A)	Adjusted EBITDA is defined and reconciled under “Reconciliation of Non-GAAP Measures” later in this release.

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$1,161	$5,080
Trade accounts receivables	255,003	229,965
Other receivables	17,946	19,724
Inventories	177,285	177,785
Prepaid royalties	50,311	22,055
Deferred income taxes	71,972	18,789
Coal derivative assets	140,977	7,743
Other	59,847	40,004

Total current assets	774,502	521,145

Property, plant and equipment, net	2,650,529	2,463,638

Other assets
Prepaid royalties	79,384	105,106
Goodwill	40,032	40,032
Deferred income taxes	225,936	296,559
Equity investments	86,530	82,950
Other	91,761	85,169

Total other assets	523,643	609,816

Total assets	$3,948,674	$3,594,599

Current liabilities
Accounts payable	$174,005	$150,026
Accrued expenses	217,284	188,875
Coal derivative liabilities	52,410	—
Current maturities of debt and short-term borrowings	376,248	217,614

Total current liabilities	819,947	556,515
Long-term debt	958,383	1,085,579
Asset retirement obligations	227,609	219,991
Accrued postretirement benefits other than pension	61,204	59,181
Accrued workers’ compensation	40,561	41,071
Other noncurrent liabilities	113,096	100,576

Total liabilities	2,220,800	2,062,913

Stockholders’ equity
Preferred stock	—	1
Common stock	1,447	1,436
Paid-in capital	1,371,856	1,358,695
Retained earnings	344,401	173,186
Accumulated other comprehensive income (loss)	10,170	(1,632)

Total stockholders’ equity	1,727,874	1,531,686

Total liabilities and stockholders’ equity	$3,948,674	$3,594,599

Arch Coal, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	June 30,
	2008	2007
	(Unaudited)
Operating activities
Net income	$194,144	$66,276
Adjustments to reconcile to cash provided by operating activities:
Depreciation, depletion and amortization	144,995	115,610
Prepaid royalties expensed	16,544	7,382
Gain on dispositions of property, plant and equipment	(179)	(16,772)
Employee stock-based compensation expense	6,921	2,675
Changes in:
Receivables	(21,572)	27,762
Inventories	500	(22,726)
Coal derivative assets and liabilities	(88,769)	(712)
Accounts payable and accrued expenses	52,239	(39,219)
Deferred income taxes	10,926	1,517
Other	19,766	27,476

Cash provided by operating activities	335,515	169,269

Investing activities
Capital expenditures	(336,080)	(330,344)
Proceeds from dispositions of property, plant and equipment	1,070	69,841
Purchases of investments and advances to affiliates	(2,994)	(4,802)
Additions to prepaid royalties	(19,079)	(19,023)
Reimbursement of deposits on equipment	2,455	18,325

Cash used in investing activities	(354,628)	(266,003)

Financing activities
Net proceeds from commercial paper and net borrowings on lines of credit	41,016	121,036
Net payments on other debt	(8,895)	(8,125)
Debt financing costs	(219)	—
Dividends paid	(22,996)	(18,680)
Issuance of common stock under incentive plans	6,288	1,673

Cash provided by financing activities	15,194	95,904

Decrease in cash and cash equivalents	(3,919)	(830)
Cash and cash equivalents, beginning of period	5,080	2,523

Cash and cash equivalents, end of period	$1,161	$1,693

Arch Coal, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(In thousands)
Included in the accompanying release, we have disclosed certain non-GAAP measures as defined by Regulation G. The following reconciles these items to net income as reported under GAAP.
Adjusted EBITDA:
Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; expenses resulting from early extinguishment of debt; and other non-operating expenses.
Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net income	$112,997	$37,552	$194,144	$66,276
Income tax expense (benefit)	37,700	(2,400)	52,940	2,250
Interest expense, net	18,253	18,280	38,316	34,867
Depreciation, depletion and amortization	71,953	57,990	144,995	115,610
Non-operating expense	—	418	—	1,320

Adjusted EBITDA	$240,903	$111,840	$430,395	$220,323

Reconciliation of Adjusted EBITDA to Net Income — 2008 Targets

	Targeted Results
	Year Ended
	December 31, 2008
	Low	High
	(Unaudited)
Net income	$363,000	$413,000
Income tax expense	44,000	75,000
Interest expense, net	75,000	70,000
Depreciation, depletion and amortization	285,000	295,000

Adjusted EBITDA	$767,000	$853,000